Exhibit 10.3

Restricted Stock Grant Agreement under

the Orthofix International N.V.

Inducement Plan for Spinal Kinetics Employees

This Restricted Stock Grant Agreement (the “Agreement”) is made this April 30, 2018 (the “Grant Date”) between Orthofix International N.V., a Curacao company (the “Company”), and the person signing this Agreement adjacent to the caption “Grantee” on the signature page hereof (the “Grantee”).  Capitalized terms used and not otherwise defined herein shall have the meanings attributed thereto in the Orthofix International N.V. Inducement Plan for Spinal Kinetics Employees (as it may be amended from time to time, the “Plan”).

WHEREAS, pursuant to the Plan, the Company desires to afford the Grantee the opportunity to acquire shares of Stock (“Common Shares”) on the terms and conditions set forth herein;

NOW, THEREFORE, in connection with the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto agree as follows:

1.           Grant of Restricted Stock.

(a)           Number of Shares/Vesting.  The Company hereby grants to the Grantee, on the Grant Date, an Award of [     ] Common Shares under the Plan, subject to the vesting schedule and terms and conditions set forth below (the “Restricted Stock”).  The Purchase Price per share of Restricted Stock shall be equal to the par value of a Common Share and is deemed paid by the Grantee’s future Service.  Subject to earlier termination in accordance with the Plan or this Agreement and the terms and conditions herein, Restricted Stock granted under this Agreement shall vest with respect to 25% of the shares covered hereby on each of the first, second, third and fourth anniversaries of the Grant Date (each, a “Vesting Date”) subject to the Grantee’s continuous Service through and on each such Vesting Date; provided, however, for the avoidance of doubt, that there shall be no proportionate or partial vesting in the periods prior to or between each Vesting Date unless otherwise provided under the Plan or this Agreement; provided, further, that the vesting of any fractional share shall be deferred until such time, if any, that such portion can be vested as a whole Common Share.

(b)           Additional Documents.  The Grantee agrees to execute such additional documents and complete and execute such forms as the Company may require for purposes of this Agreement.

(c)           Issuance of Restricted Stock.  Upon the vesting of any Restricted Stock pursuant to the terms hereof, the restrictions of Sections 1(a) and 3 shall lapse with respect to such vested Restricted Stock.  The issuance of the Restricted Stock under this Award shall be evidenced in such a manner as the Company, in its discretion, will deem appropriate, including, without limitation, book-entry or direct registration or issuance of one or more stock certificates.  As the shares of Restricted Stock vest as described above, the recordation of the number of Restricted Shares attributable to such Grantee will be appropriately modified.

2.           Incorporation of Plan.  The Grantee acknowledges receipt of the Plan and represents that he or she is familiar with its terms and provisions and hereby accepts this Award of Restricted Stock subject to all of the terms and provisions of the Plan and all interpretations, amendments, rules, and regulations which may, from time to time, be promulgated and adopted pursuant to the Plan. The Plan is incorporated herein by reference. In the event of any conflict or inconsistency between the Plan and this Agreement, the Plan shall govern and this Agreement shall be interpreted to minimize or eliminate any such conflict or inconsistency.  Certain capitalized terms used but not defined in this Agreement shall have the meaning set forth in the Plan.

3.           Restrictions on Transfer.  To the extent not yet vested, the Restricted Stock may not be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of, whether by operation of law or otherwise.

4.           Notification of Election under Section 83(b) of the Code.  Under Section 83 of the Code, the difference between the Purchase Price paid for the shares of Restricted Stock and their Fair Market Value on the date any forfeiture restrictions lapse with respect to such shares will be reportable as ordinary income at that time.  The Grantee may elect to be taxed at the time the shares of Restricted Stock are acquired, rather than when such shares of Restricted Stock cease to be subject to such forfeiture restrictions, by filing an election under Section 83(b) of the Code within thirty days after the Grant Date.  In such event, the Grantee will realize ordinary income as of the Grant Date based on the excess of the Fair Market Value of the shares of Restricted Stock on the Grant Date over the Purchase Price.  The form for making this election is attached as Exhibit A hereto.  Failure to make this filing within the thirty (30) day period will result in the recognition of ordinary income by the Grantee as the forfeiture restrictions lapse.

BY SIGNING THIS AGREEMENT, THE GRANTEE ACKNOWLEDGES THAT IT IS HIS OR HER SOLE RESPONSIBILITY, AND NOT THE COMPANY’S, TO FILE A TIMELY ELECTION UNDER CODE SECTION 83(b), EVEN IF THE GRANTEE REQUESTS THE COMPANY OR ITS REPRESENTATIVES MAKE THIS FILING ON HIS OR HER BEHALF.  THE GRANTEE AGREES AND ACKNOWLEDGES THAT HE OR SHE IS RELYING SOLELY ON HIS OR HER OWN ADVISORS WITH RESPECT TO THE DECISION AS TO WHETHER OR NOT TO FILE ANY CODE SECTION 83(b) ELECTION.

5.           Termination of Service; Corporate Transaction.

(a)           Certain Terminations of Service.  If, prior to vesting, the Grantee’s Service is terminated for any reason other than (i) death, (ii) Disability, (iii) a Qualified Retirement occurring no less than six months after the Grant Date, or (iv) a circumstance providing for accelerated vesting pursuant Section 5(d) hereof, the unvested shares of Restricted Stock shall be forfeited by the Grantee and cancelled by the Company as of the date of the Grantee’s termination of Service, and the Grantee shall have no further right or interest therein unless the Committee in its sole discretion shall determine otherwise.

(b)           Termination of Service for Death or Disability.  If the Grantee’s Service terminates by reason of death or Disability, the shares of Restricted Stock shall automatically vest in full as of the date of the Grantee’s termination of Service.

(c)           Termination of Service for Certain Qualified Retirements.  If the Grantee’s Service terminates by reason of a Qualified Retirement occurring no less than six months after the Grant Date but prior to the second anniversary of the Grant Date, the Restricted Stock shall be considered vested as of the date of such Qualified Retirement with respect to the aggregate number of Common Shares as to which the Restricted Stock would have been vested as of such second anniversary of the Grant Date. If the Grantee’s Service terminates by reason of a Qualified Retirement after the second anniversary of the Grant Date but before the third anniversary of the Grant Date, the Restricted Stock shall be considered vested as of the date of such Qualified Retirement with respect to the aggregate number of Common Shares as to which the Restricted Stock would have been vested as of the third anniversary of the Grant Date. In each of the circumstances described in the preceding two sentences, the shares of Restricted Stock that shall not be considered vested as of the date of such Qualified Retirement shall be forfeited by the Grantee and cancelled by the Company as of the date of such Qualified Retirement. If the Grantee’s Service terminates by reason of a Qualified Retirement after the third anniversary of the Grant Date but before the fourth anniversary of the Grant Date, the remaining unvested shares of Restricted Stock shall automatically vest in full as of the date of such Qualified Retirement.

(d)           Certain Additional Corporate Transaction Circumstances.  In the event that the unvested shares of Restricted Stock are assumed, continued, or substituted for new restricted common stock or another equity-based award of a successor entity, or parent or subsidiary thereof (with appropriate adjustments as to the number of shares), in each case upon the consummation of any Corporate Transaction, and the Service of the Grantee with the Company or an Affiliate is terminated within 24 months following the consummation of such Corporate Transaction by the employer without Cause or by the Grantee for Good Reason, the unvested shares of Restricted Stock shall become fully vested as of the date of such termination of Service. (Nothing in the preceding sentence shall limit or alter the Grantee’s rights under Section 5(c) hereof in the event that the Grantee instead terminates his or her Service by reason of a Qualified Retirement.) In the event a Corporate Transaction occurs in which this Award of Restricted Stock is not being assumed, continued, or substituted (as contemplated by the preceding sentence), the unvested shares of Restricted Stock shall be treated in accordance with the default rules applicable under Section 13.3 of the Plan.

6.          Effect of Severance Agreements Generally.  The Company and the Grantee agree that notwithstanding anything herein to the contrary, the terms of a Severance Agreement expressly defining whether and in what manner (including upon termination of employment) the unvested shares of Restricted Stock shall vest shall control over the terms of this Agreement (including the vesting, forfeiture, and other provisions contained in Section 5 hereof) and shall not be disregarded with respect to the terms of this Agreement.

7.Shareholder Rights.  Except as otherwise provided in this Agreement, the Grantee shall have all rights of a shareholder with respect to the shares of Restricted Stock granted under this Agreement, including voting rights.  Notwithstanding the foregoing, cash dividends declared or paid on shares of Restricted Stock (a) shall not be paid currently but instead shall be accrued, (b) shall be subject to the same vesting conditions and restrictions applicable to such underlying shares of Restricted Stock, and (c) shall not vest or become payable unless and until the shares of Restricted Stock to which the dividends apply become vested and nonforfeitable.  All stock distributions, if any, received by the Grantee with respect to shares of Restricted Stock as a result of any stock split, stock dividend, combination of stock, or other similar transaction shall be subject to the same vesting conditions and restrictions applicable to such underlying shares of Restricted Stock.

8. Adjustment of and Changes in Common Shares.  If the number of outstanding Common Shares is increased or decreased or the Common Shares are changed into or exchanged for a different number of shares or kind of capital stock or other securities of the Company on account of any recapitalization, reclassification, stock split, reverse stock split, spin-off, combination of stock, exchange of stock, stock dividend or other distribution payable in capital stock, or other increase or decrease in such Common Shares effected without receipt of consideration by the Company, the Committee shall make such adjustments, if any, as it deems appropriate in the number and class of shares subject to the Restricted Stock.

9.Tax Withholding.  The Company shall have the right to require the Grantee (or following the Grantee’s death, the Grantee’s estate, personal representative, or beneficiary, as applicable) to remit to the Company any and all amounts sufficient to satisfy any withholding or other taxes that may be due as a result of the vesting of shares of Restricted Stock or payments made with respect to shares of Restricted Stock.  At the time of such vesting or payment (or, in the event that tax withholding is required as of an earlier date, then such earlier date), the Grantee shall pay in cash to the Company any amount that the Company may reasonably determine to be necessary to satisfy such withholding or other tax obligation. The Company may permit the Grantee to satisfy, in whole or in part, such obligation to remit withholding or other taxes, (a) by directing the Company to withhold Common Shares that would otherwise become vested or (b) by delivering to the Company Common Shares already owned by the Grantee and not then subject to any repurchase, forfeiture, unfulfilled vesting, or similar requirements, in each case pursuant to such rules as the Committee may establish from time to time. The Company shall also have the right to deduct from all cash payments made pursuant to, or in connection with, the shares of Restricted Stock, the federal, state, or local taxes required to be withheld with respect to such payments.  The maximum number of Common Shares that may be withheld to satisfy any federal, state, or local tax requirements upon the vesting of shares of Restricted Stock or payments made with respect to shares of Restricted Stock may not exceed such number of Common Shares having a Fair Market Value equal to the minimum statutory amount required by the Company to be withheld and paid to any such federal, state, or local taxing authority with respect to such vesting or payment; provided, however, for so long as Accounting Standards Update 2016-09 or a similar rule remains in effect, the Committee has full discretion to choose, or to allow the Grantee to elect, to withhold a number of Common Shares having an aggregate Fair Market Value that is greater than the applicable minimum required statutory withholding obligation (but such withholding may in no event be in excess of the maximum required statutory withholding obligation in such Grantee’s relevant tax jurisdiction).

10.           Discretionary Nature of Plan.  The Plan is discretionary in nature, and the Company may suspend, modify, amend, or terminate the Plan in its sole discretion at any time, subject to the terms of the Plan and any Applicable Laws.  This Award of Restricted Stock is a one-time benefit and does not create any contractual or other right to receive additional shares of Restricted Stock or other benefits in lieu of shares of Restricted Stock in the future.  Future grants, if any, will be at the sole discretion of the Committee, including, but not limited to, the timing of any grant, the number of shares of Restricted Stock granted, and the vesting provisions.

11.Clawback.  The shares of Restricted Stock are subject to mandatory repayment by the Grantee to the Company to the extent the Grantee is or in the future become subject to any Company “clawback” or recoupment policy or Applicable Laws that require the repayment by the Grantee to the Company of compensation paid to the Grantee in the event that the Grantee fails to comply with, or violates, the terms or requirements of such policy or Applicable Laws.

12.Miscellaneous Provisions.

(a)Notice.  Any notice required by the terms of this Agreement shall be delivered or made electronically, over the Internet or otherwise (with request for assurance of recipient in a manner typical with respect to communications of that type), or given in writing.  Any notice given in writing shall be deemed effective upon personal delivery or upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid, and shall be addressed to the Company at its principal executive office and to the Grantee at the address that he or she has most recently provided to the Company.  Any notice given electronically shall be deemed effective on the date of transmission.

(b)Headings.  The headings of sections and subsections are included solely for convenience of reference and shall not affect the meaning of the provisions of this Agreement.

(c)          Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(d)Entire Agreement.  This Agreement and the Plan constitute the entire agreement between the parties hereto regarding the Restricted Stock and supersede all other agreements, representations, or understandings (whether oral or written and whether express or implied) that relate to the subject matter hereof.  In the event the Grantee has a Severance Agreement, any conflicts or ambiguities shall be resolved first by reference to the Severance Agreement, then to Plan, and finally to this Agreement.

(e)           Amendments.  The Board and the Committee shall have the power to alter or amend the terms of the shares of Restricted Stock as set forth herein from time to time, in any manner consistent with the provisions of Sections 5.3 and 14.10 of the Plan, and any alteration or amendment of the terms of the shares of Restricted Stock by the Board or the Committee shall, upon adoption, become and be binding on all persons affected thereby without requirement for consent or other action with respect thereto by any such person. The Committee shall give notice to the Grantee of any such alteration or amendment as promptly as practicable after the adoption thereof. The foregoing shall not restrict the ability of the Grantee and the Board or the Committee by mutual written consent to alter or amend the terms of the shares of Restricted Stock in any manner which is consistent with the Plan.

(f)           Binding Effect.  This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto and, subject to Section 12(e), may only be amended by written agreement of the parties hereto.

(g)Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan and this Agreement to the substantive laws of any other jurisdiction.

(h)No Employment or Other Rights.  This Award of Restricted Stock does not confer upon the Grantee any right to be continued in the employment of, or otherwise provide Service to, the Company or any Affiliate thereof, or interfere with or limit in any way the right of the Company or any Affiliate thereof to terminate such Grantee’s Service at any time.

13.          Definitions.  For purposes of this Agreement, the following capitalized words shall have the meanings set forth below.

“Severance Agreement” shall mean a written change in control and severance agreement between the Grantee and the Company or any of its Affiliates.

“Good Reason” shall mean the Grantee’s voluntarily terminating his or her employment, following a Corporate Transaction, after the occurrence of any of the following circumstances (in each case, after written notice by the Grantee to employer of the circumstance, and failure by the employer to cure and eliminate such circumstance within 30 calendar days of such notice):  (i) a requirement that the Grantee work principally from a location that is more than fifty (50) miles from his or her principal place of Service immediately prior to such Corporate Transaction, or (ii) a ten percent or greater reduction in the Grantee’s Total Compensation from the amount of such Total Compensation immediately prior to such Corporate Transaction.

“Qualified Retirement” shall mean a retirement from Service by the Grantee in which, at the time of such retirement, the sum of the Grantee’s age and aggregate 12-month completed periods of Service (whether or not such completed 12-month periods are consecutive), in each case without giving credit for any partial years, equals or exceeds 75.

“Total Compensation” shall mean aggregate of base salary, target bonus opportunity, employee benefits (retirement plan, welfare plans, and fringe benefits), and grant date fair value of equity-based compensation, but excluding for the avoidance of doubt any reductions caused by the failure to achieve performance targets) taken as a whole.

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EXECUTED on the date first written above.

COMPANY:	ORTHOFIX INTERNATIONAL N.V.

	By:	/s/ Bradley R. Mason
Name: Bradley R. Mason
Title: President and Chief Executive Officer

GRANTEE:
By:
Name: [ ]